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                                                                      Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS

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                                                                      Year Ended December 31,
                                        -------------------------------------------------------------------------------
                                                 2000            1999             1998             1997            1996
                                        -------------   -------------    -------------    -------------   -------------
Earnings:
     Pre-tax income (loss)                      8,593        (100,266)         (10,045)           1,635          (2,134)

Fixed charges:
     Convertible debt amortization                259             311              426              357               0
     Interest capitalized                           0               0              260              994             533
     Interest expense, gross                    5,608           6,405            6,557            3,834             923

a)   Fixed charges                              5,867           6,716            7,243            5,185           1,456

b)   Earnings for ratio                        14,460         (93,550)          (2,802)           6,820            (678)

Ratio:
     Earnings to fixed charges (b/a)              2.5             n/a              n/a              1.3             n/a
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